Exhibit 99.1

Regional Management Corp. Announces Fourth Quarter 2024 Results

- Net income of $9.9 million and diluted earnings per share of $0.98 -

- Record revenue and ending net receivables driven by $73 million of sequential portfolio growth -

- Net credit loss rate of 10.8% was 430 basis points better than the prior-year period -

- Continued expense discipline with an operating expense ratio of 14.0%, an 80 basis point improvement year-over-year -

Greenville, South Carolina – February 5, 2025 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the fourth quarter ended December 31, 2024.

“We are very pleased with how our team and company performed in the fourth quarter,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “We generated strong bottom-line results of $9.9 million of net income and 98 cents of diluted earnings per share, a sharp improvement from the prior-year period. We increased our investment in growth and grew our portfolio by $73 million sequentially, or 16.0% on an annualized basis, to nearly $1.9 billion, an all-time high for our company. The portfolio generated record quarterly revenue of $155 million, up 9.3% year-over-year. Our fourth quarter total revenue yield was 33.4%, 110 basis points higher than the prior-year period from increased pricing, a mix shift to higher-margin loans, and improving credit performance.”

“The loans in our front book continue to perform in line with our expectations and are delivering at lower loss levels than our stressed back book vintages,” added Mr. Beck. “Our 30+ day delinquency and net credit loss rates improved 10 basis points and 110 basis points, respectively, compared to the prior-year period after adjusting for the impacts of the fourth quarter 2023 special loan sale. We have also held G&A expenses in check while investing in growth, allowing us to leverage our improved scale to increase our returns. Our fourth quarter operating expense ratio was 14.0%, a 30 basis point improvement from the prior-year period after adjusting for the fourth quarter 2023 restructuring.”

“The fourth quarter capped a strong 2024 in which we improved our results from the prior year on nearly all lines,” continued Mr. Beck. “Looking ahead to 2025, we expect to accelerate our growth due to our confidence in our credit performance, improving consumer health, and strengthening macroeconomic conditions. Assuming no change in our expectations for the economy, we are committed to both a minimum of 10% portfolio growth and a meaningful improvement to our net income results in 2025. Over the long-term, we expect that our returns will continue to normalize with the benefits of a stable macroeconomic environment, further scale through disciplined portfolio growth, a well-balanced product mix, and prudent expense management.”

Fourth Quarter 2024 Highlights

•
Net income for the fourth quarter of 2024 was $9.9 million and diluted earnings per share was $0.98.

- Net income reflects the impact of $72.8 million of sequential portfolio growth in the quarter, which required a $7.7 million provision for credit losses, or $6.0 million after tax. The company is required to reserve for expected lifetime credit losses at origination of each loan, while the revenue benefits are recognized over the life of the loan, highlighting the impact of portfolio growth on our income statement.

•
Record net finance receivables as of December 31, 2024 of $1.9 billion, an increase of $121.1 million, or 6.8%, from the prior-year period, were driven by the strong execution of our barbell strategy which balances our higher-quality, auto-secured products with our higher-margin small loan portfolio.

- Large loan net finance receivables of $1.3 billion increased $62.6 million, or 4.9%, from the prior-year period and represented 70.6% of the total loan portfolio, compared to 71.9% in the prior-year period.

- Small loan net finance receivables of $554.7 million increased $61.2 million, or 12.4%, from the prior-year period and represented 29.3% of the total loan portfolio, compared to 27.9% in the prior-year period.

- Our auto-secured loan portfolio increased by $52.2 million, or 33.8%, from the prior-year period to $206.6 million. The auto-secured loan portfolio represented 10.9% of the total loan portfolio, compared to 8.7% in the prior-year period.

- Net finance receivables with annual percentage rates (APRs) above 36% increased to 18.5% of the portfolio from 15.7% in the prior-year period, driven by the increase in the higher-margin small loan portfolio.

- Customer accounts increased by 6.9% from the prior-year period.

•
Record total revenue for the fourth quarter of 2024 of $154.8 million, an increase of $13.2 million, or 9.3%, from the prior-year period, primarily due to growth in average net finance receivables and 100 basis points of higher interest and fee yield compared to the prior-year period.

- The increase in interest and fee yield is attributable to increased pricing, growth of the higher-margin small loan portfolio, and improved credit performance.

- Large loan interest and fee yield increased by 80 basis points, while the interest and fee yield of the small loan portfolio increased by 110 basis points.

- Total revenue yield increased 80 basis points sequentially and 110 basis points year-over-year.

•
Provision for credit losses for the fourth quarter of 2024 was $57.6 million, a decrease of $11.3 million, or 16.3%, from the prior-year period, driven by maintaining a tight credit box.

- Annualized net credit losses as a percentage of average net finance receivables for the fourth quarter of 2024 were 10.8%, a 430 basis point improvement compared to 15.1% in the prior-year period. The fourth quarter 2024 net credit loss rate is inclusive of an estimated 20 basis point increase from year-over-year growth of the higher-rate small loan portfolio. The fourth quarter 2023 net credit loss rate is inclusive of a 320 basis point impact from $13.9 million of accelerated net credit losses from the sale of certain non-performing loans.

- The allowance for credit losses was $199.5 million as of December 31, 2024, or 10.5% of net finance receivables, a 10 basis point improvement sequentially from 10.6%. The provision for credit losses for the fourth quarter of 2024 included an allowance for credit losses increase of $7.4 million, primarily related to portfolio growth occurring during the fourth quarter of 2024.

•
As of December 31, 2024, 30+ day contractual delinquencies totaled $145.8 million, or 7.7% of net finance receivables, an 80 basis point increase sequentially and from the prior-year period. The fourth quarter 2024 delinquency rate is inclusive of an estimated 20 basis point impact from year-over-year growth of the higher-rate small loan portfolio, while the prior-year period delinquency rate is inclusive of a 90 basis point benefit from the sale of certain non-performing loans.

- The delinquency rate of the large loan portfolio was 6.6% as of the end of the fourth quarter of 2024, a 30 basis point increase from the prior-year period. The prior-year period delinquency rate is inclusive of a 60 basis point benefit from the sale of certain non-performing loans.

- The delinquency rate of the small loan portfolio was 10.4% as of the end of the fourth quarter of 2024, a 190 basis point increase from the prior-year period. The fourth quarter delinquency rate is inclusive of an estimated 130 basis point impact from year-over-year growth of the higher-rate small loan portfolio, while the prior-year period delinquency rate is inclusive of a 150 basis point benefit from the sale of certain non-performing loans.

•
General and administrative expenses for the fourth quarter of 2024 were $64.6 million, a decrease of $0.2 million, or 0.2%, from the prior-year period. The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) for the fourth quarter of 2024 was 14.0%, an 80 basis point improvement from 14.8% in the prior-year period. The prior-year period included $2.0 million of restructuring expenses, which increased the prior-year period operating expense ratio by 50 basis points.

•
In the fourth quarter of 2024, the company repurchased 104,542 shares of its common stock at a weighted-average price of $33.83 per share under the company's $30 million stock repurchase program.

First Quarter 2025 Dividend

The company’s Board of Directors has declared a dividend of $0.30 per common share for the first quarter of 2025. The dividend will be paid on March 13, 2025 to shareholders of record as of the close of business on February 20, 2025. The declaration and payment of any future dividend is subject to the discretion of the Board of Directors and will depend on a variety of factors, including the company’s financial condition and results of operations.

Liquidity and Capital Resources

As of December 31, 2024, the company had net finance receivables of $1.9 billion and debt of $1.5 billion. The debt consisted of:

•
$219.3 million on the company’s $355 million senior revolving credit facility,
•
$96.6 million on the company’s aggregate $425 million revolving warehouse credit facilities, and
•
$1.2 billion through the company’s asset-backed securitizations.

As of December 31, 2024, the company’s unused capacity to fund future growth on its revolving credit facilities (subject to the borrowing base) was $466 million, or 59.8%, and the company had available liquidity of $136.9 million, including unrestricted cash on hand and immediate availability to draw down cash from its revolving credit facilities. As of December 31, 2024, the company’s fixed-rate debt as a percentage of total debt was 79%, with a weighted-average coupon of 4.1% and a weighted-average revolving duration of 1.3 years.

In November, the company closed a $250 million asset-backed securitization transaction at a weighted-average coupon of 5.34%, an 85 basis point improvement over the company’s second quarter 2024 securitization transaction. The Class A notes of the securitization received a top rating of “AAA” from Standard & Poor’s and Morningstar DBRS, and the company experienced significant demand across all classes of notes, including from new investors, again demonstrating the strength of its ABS platform.

The company had a funded debt-to-equity ratio of 4.1 to 1.0 and a stockholders’ equity ratio of 18.7%, each as of December 31, 2024. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 4.4 to 1.0, as of December 31, 2024. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” online and in branch locations in 19 states across the United States. Most of its loan products are secured, and each is structured on a fixed-rate, fixed-term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally managed direct mail campaigns, digital partners, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning financial outlooks or future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: managing growth effectively, implementing Regional Management’s growth strategy, and opening new branches as planned; Regional Management’s convenience check strategy; Regional Management’s policies and procedures for underwriting, processing, and servicing loans; Regional Management’s ability to collect on its loan portfolio; Regional Management’s insurance operations; exposure to credit risk and repayment risk, which risks may increase in light of adverse or recessionary economic conditions; the implementation of evolving underwriting models and processes, including as to the effectiveness of Regional Management's custom scorecards; changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; the geographic concentration of Regional Management’s loan portfolio; the failure of third-party service providers, including those providing information technology products; changes in economic conditions in the markets Regional Management serves, including levels of unemployment and bankruptcies; the ability to achieve successful acquisitions and strategic alliances; the ability to make technological improvements as quickly as competitors; security breaches, cyber-attacks, failures in information systems, or fraudulent activity; the ability to originate loans; reliance on information technology resources and providers, including the risk of prolonged system outages; changes in current revenue and expense trends, including trends affecting delinquencies and credit losses; any future public health crises, including the impact of such crisis on our operations and financial condition; changes in operating and administrative expenses; the departure, transition, or replacement of key personnel; the ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support Regional Management’s operations and initiatives; changes in interest rates; existing sources of liquidity may become insufficient or access to these sources may become unexpectedly restricted; exposure to financial risk due to asset-backed securitization transactions; risks related to regulation and legal proceedings, including changes in laws or regulations or in the interpretation or enforcement of laws or regulations; changes in accounting standards, rules, and interpretations and the failure of related assumptions and estimates; the impact of changes in tax laws and guidance, including the timing and amount of revenues that may be recognized; risks related to the ownership of Regional Management’s common stock, including volatility in the market price of shares of Regional Management’s common stock; the timing and amount of future cash dividend payments; and anti-takeover provisions in Regional Management’s charter documents and applicable state law.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations

Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(dollars in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	4Q 24	4Q 23	$	%	FY 24	FY 23	$	%
Revenue
Interest and fee income	$138,246	$126,190	$12,056	9.6%	$528,894	$489,698	$39,196	8.0%
Insurance income, net	11,792	10,985	807	7.3%	40,695	44,529	(3,834)	(8.6)%
Other income	4,794	4,484	310	6.9%	18,914	17,172	1,742	10.1%
Total revenue	154,832	141,659	13,173	9.3%	588,503	551,399	37,104	6.7%

Expenses
Provision for credit losses	57,626	68,885	11,259	16.3%	212,200	220,034	7,834	3.6%

Personnel	40,549	42,024	1,475	3.5%	153,789	156,872	3,083	2.0%
Occupancy	6,748	6,268	(480)	(7.7)%	25,823	25,029	(794)	(3.2)%
Marketing	4,777	4,474	(303)	(6.8)%	19,006	15,774	(3,232)	(20.5)%
Other	12,572	12,030	(542)	(4.5)%	49,080	45,444	(3,636)	(8.0)%
Total general and administrative	64,646	64,796	150	0.2%	247,698	243,119	(4,579)	(1.9)%

Interest expense	19,805	17,510	(2,295)	(13.1)%	74,530	67,463	(7,067)	(10.5)%
Income (loss) before income taxes	12,755	(9,532)	22,287	233.8%	54,075	20,783	33,292	160.2%
Income taxes	2,841	(1,958)	(4,799)	(245.1)%	12,848	4,825	(8,023)	(166.3)%
Net income (loss)	$9,914	$(7,574)	$17,488	230.9%	$41,227	$15,958	$25,269	158.3%
Net income (loss) per common share:
Basic	$1.02	$(0.80)	$1.82	227.5%	$4.28	$1.70	$2.58	151.8%
Diluted	$0.98	$(0.80)	$1.78	222.5%	$4.14	$1.66	$2.48	149.4%
Weighted-average common shares outstanding:
Basic	9,691	9,437	(254)	(2.7)%	9,640	9,398	(242)	(2.6)%
Diluted	10,128	9,437	(691)	(7.3)%	9,957	9,593	(364)	(3.8)%
Return on average assets (annualized)	2.1%	(1.7)%			2.3%	0.9%
Return on average equity (annualized)	11.1%	(9.3)%			12.0%	5.0%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands, except par value amounts)

			Increase (Decrease)
	4Q 24	4Q 23	$	%
Assets
Cash	$3,951	$4,509	$(558)	(12.4)%
Net finance receivables	1,892,535	1,771,410	121,125	6.8%
Unearned insurance premiums	(48,068)	(47,892)	(176)	(0.4)%
Allowance for credit losses	(199,500)	(187,400)	(12,100)	(6.5)%
Net finance receivables, less unearned insurance premiums and allowance for credit losses	1,644,967	1,536,118	108,849	7.1%
Restricted cash	131,684	124,164	7,520	6.1%
Lease assets	38,442	34,303	4,139	12.1%
Intangible assets	24,524	15,846	8,678	54.8%
Restricted available-for-sale investments	21,712	22,740	(1,028)	(4.5)%
Property and equipment	13,677	13,787	(110)	(0.8)%
Deferred tax assets, net	9,286	13,641	(4,355)	(31.9)%
Other assets	20,866	29,419	(8,553)	(29.1)%
Total assets	$1,909,109	$1,794,527	$114,582	6.4%
Liabilities and Stockholders’ Equity
Liabilities:
Debt	$1,478,336	$1,399,814	$78,522	5.6%
Unamortized debt issuance costs	(6,338)	(4,578)	(1,760)	(38.4)%
Net debt	1,471,998	1,395,236	76,762	5.5%
Lease liabilities	40,579	36,576	4,003	10.9%
Accounts payable and accrued expenses	39,454	40,442	(988)	(2.4)%
Total liabilities	1,552,031	1,472,254	79,777	5.4%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, none issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 14,921 shares issued and 10,010 shares outstanding at December 31, 2024 and 14,566 shares issued and 9,759 shares outstanding at December 31, 2023)	1,492	1,457	35	2.4%
Additional paid-in capital	130,725	121,752	8,973	7.4%
Retained earnings	378,482	349,579	28,903	8.3%
Accumulated other comprehensive income (loss)	62	(372)	434	116.7%
Treasury stock (4,911 shares at December 31, 2024 and 4,807 shares at December 31, 2023)	(153,683)	(150,143)	(3,540)	(2.4)%
Total stockholders’ equity	357,078	322,273	34,805	10.8%
Total liabilities and stockholders’ equity	$1,909,109	$1,794,527	$114,582	6.4%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(dollars in thousands, except per share amounts)

	Net Finance Receivables
	4Q 24	3Q 24	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 23	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$1,336,780	$1,293,410	$43,370	3.4%	$1,274,137	$62,643	4.9%
Small loans	554,686	524,826	29,860	5.7%	493,473	61,213	12.4%
Retail loans	1,069	1,520	(451)	(29.7)%	3,800	(2,731)	(71.9)%
Total net finance receivables	$1,892,535	$1,819,756	$72,779	4.0%	$1,771,410	$121,125	6.8%
Number of branches at period end	344	340	4	1.2%	346	(2)	(0.6)%
Net finance receivables per branch	$5,502	$5,352	$150	2.8%	$5,120	$382	7.5%

	Averages and Yields
	4Q 24		3Q 24		4Q 23
	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)	Average Net Finance Receivables	Average Yield (1)
Large loans	$1,315,375	26.8%	$1,279,720	26.7%	$1,273,268	26.0%
Small loans	536,163	37.4%	511,294	37.8%	477,615	36.3%
Retail loans	1,300	15.4%	1,795	16.3%	4,356	16.3%
Total interest and fee yield	$1,852,838	29.8%	$1,792,809	29.9%	$1,755,239	28.8%
Total revenue yield	$1,852,838	33.4%	$1,792,809	32.6%	$1,755,239	32.3%

(1) Annualized interest and fee income as a percentage of average net finance receivables.

	Components of Increase in Interest and Fee Income
	4Q 24 Compared to 4Q 23
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Large loans	$2,733	$2,599	$86	$5,418
Small loans	5,317	1,290	158	6,765
Retail loans	(124)	(9)	6	(127)
Product mix	(909)	894	15	—
Total increase in interest and fee income	$7,017	$4,774	$265	$12,056

	Loans Originated (1)
	4Q 24	3Q 24	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 23	YoY $ Inc (Dec)	YoY % Inc (Dec)
Large loans	$281,632	$251,563	$30,069	12.0%	$233,415	$48,217	20.7%
Small loans	194,268	174,632	19,636	11.2%	174,394	19,874	11.4%
Total loans originated	$475,900	$426,195	$49,705	11.7%	$407,809	$68,091	16.7%

(1) Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	4Q 24	3Q 24	4Q 23
Net credit losses	$50,226	$47,649	$66,385
Percentage of average net finance receivables (annualized)	10.8%	10.6%	15.1%
Provision for credit losses	$57,626	$54,349	$68,885
Percentage of average net finance receivables (annualized)	12.4%	12.1%	15.7%
Percentage of total revenue	37.2%	37.1%	48.6%
General and administrative expenses	$64,646	$62,468	$64,796
Percentage of average net finance receivables (annualized)	14.0%	13.9%	14.8%
Percentage of total revenue	41.8%	42.7%	45.7%
Same store results (1):
Net finance receivables at period-end	$1,880,251	$1,815,187	$1,718,367
Net finance receivable growth rate	6.1%	3.7%	1.5%
Number of branches in calculation	337	337	333

(1) Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency
	4Q 24		3Q 24		4Q 23
Allowance for credit losses	$199,500	10.5%	$192,100	10.6%	$187,400	10.6%
Current	1,590,381	84.0%	1,529,171	84.1%	1,493,341	84.3%
1 to 29 days past due	156,312	8.3%	164,568	9.0%	155,196	8.8%
Delinquent accounts:
30 to 59 days	36,948	1.9%	35,300	1.9%	34,756	1.9%
60 to 89 days	35,242	1.9%	27,704	1.5%	31,212	1.8%
90 to 119 days	28,085	1.5%	23,964	1.4%	27,107	1.5%
120 to 149 days	23,987	1.3%	22,544	1.2%	15,317	0.9%
150 to 179 days	21,580	1.1%	16,505	0.9%	14,481	0.8%
Total contractual delinquency	$145,842	7.7%	$126,017	6.9%	$122,873	6.9%
Total net finance receivables	$1,892,535	100.0%	$1,819,756	100.0%	$1,771,410	100.0%
1 day and over past due	$302,154	16.0%	$290,585	15.9%	$278,069	15.7%

	Contractual Delinquency by Product
	4Q 24		3Q 24		4Q 23
Large loans	$88,054	6.6%	$76,435	5.9%	$80,136	6.3%
Small loans	57,595	10.4%	49,351	9.4%	42,151	8.5%
Retail loans	193	18.1%	231	15.2%	586	15.4%
Total contractual delinquency	$145,842	7.7%	$126,017	6.9%	$122,873	6.9%

	Income Statement Quarterly Trend
	4Q 23	1Q 24	2Q 24	3Q 24	4Q 24	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$126,190	$128,818	$127,898	$133,932	$138,246	$4,314	$12,056
Insurance income, net	10,985	10,974	10,507	7,422	11,792	4,370	807
Other income	4,484	4,516	4,620	4,984	4,794	(190)	310
Total revenue	141,659	144,308	143,025	146,338	154,832	8,494	13,173
Expenses
Provision for credit losses	68,885	46,423	53,802	54,349	57,626	(3,277)	11,259
Personnel	42,024	37,820	37,097	38,323	40,549	(2,226)	1,475
Occupancy	6,268	6,375	6,149	6,551	6,748	(197)	(480)
Marketing	4,474	4,315	4,836	5,078	4,777	301	(303)
Other	12,030	11,938	12,054	12,516	12,572	(56)	(542)
Total general and administrative	64,796	60,448	60,136	62,468	64,646	(2,178)	150
Interest expense	17,510	17,504	17,865	19,356	19,805	(449)	(2,295)
Income (loss) before income taxes	(9,532)	19,933	11,222	10,165	12,755	2,590	22,287
Income taxes	(1,958)	4,728	2,777	2,502	2,841	(339)	(4,799)
Net income (loss)	$(7,574)	$15,205	$8,445	$7,663	$9,914	$2,251	$17,488
Net income (loss) per common share:
Basic	$(0.80)	$1.59	$0.88	$0.79	$1.02	$0.23	$1.82
Diluted	$(0.80)	$1.56	$0.86	$0.76	$0.98	$0.22	$1.78
Weighted-average shares outstanding:
Basic	9,437	9,569	9,613	9,683	9,691	(8)	(254)
Diluted	9,437	9,746	9,863	10,090	10,128	(38)	(691)

	Balance Sheet & Other Key Metrics Quarterly Trends
	4Q 23	1Q 24	2Q 24	3Q 24	4Q 24	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$1,794,527	$1,756,748	$1,789,052	$1,821,831	$1,909,109	$87,278	$114,582
Net finance receivables	$1,771,410	$1,744,286	$1,773,743	$1,819,756	$1,892,535	$72,779	$121,125
Allowance for credit losses	$187,400	$187,100	$185,400	$192,100	$199,500	$7,400	$12,100
Debt	$1,399,814	$1,358,795	$1,378,449	$1,395,892	$1,478,336	$82,444	$78,522
Interest and fee yield (annualized)	28.8%	29.3%	29.3%	29.9%	29.8%	(0.1)%	1.0%
Efficiency ratio (1)	45.7%	41.9%	42.0%	42.7%	41.8%	(0.9)%	(3.9)%
Operating expense ratio (2)	14.8%	13.7%	13.8%	13.9%	14.0%	0.1%	(0.8)%
30+ contractual delinquency	6.9%	7.1%	6.9%	6.9%	7.7%	0.8%	0.8%
Net credit loss ratio (3)	15.1%	10.6%	12.7%	10.6%	10.8%	0.2%	(4.3)%
Book value per share	$33.02	$34.10	$33.96	$34.72	$35.67	$0.95	$2.65

(1) General and administrative expenses as a percentage of total revenue.

(2) Annualized general and administrative expenses as a percentage of average net finance receivables.

(3) Annualized net credit losses as a percentage of average net finance receivables.

	Averages and Yields
	FY 24		FY 23
	Average Net Finance Receivables	Average Yield	Average Net Finance Receivables	Average Yield
Large loans	$1,278,683	26.4%	$1,242,529	26.1%
Small loans	507,584	37.6%	462,116	35.6%
Retail loans	2,214	16.1%	6,522	17.3%
Total interest and fee yield	$1,788,481	29.6%	$1,711,167	28.6%
Total revenue yield	$1,788,481	32.9%	$1,711,167	32.2%

	Components of Increase in Interest and Fee Income
	FY 24 Compared to FY 23
	Increase (Decrease)
	Volume	Rate	Volume & Rate	Total
Large loans	$9,424	$4,262	$124	$13,810
Small loans	16,202	9,065	892	26,159
Retail loans	(746)	(80)	53	(773)
Product mix	(2,754)	3,086	(332)	—
Total increase in interest and fee income	$22,126	$16,333	$737	$39,196

	Loans Originated (1)
	FY 24	FY 23	FY $ Inc (Dec)	FY % Inc (Dec)
Large loans	$973,048	$928,499	$44,549	4.8%
Small loans	681,463	606,412	75,051	12.4%
Retail loans	—	146	(146)	(100.0)%
Total loans originated	$1,654,511	$1,535,057	$119,454	7.8%

(1) Represents the principal balance of loan originations and refinancings.

	Other Key Metrics
	FY 24	FY 23
Net credit losses	$200,100	$211,434
Percentage of average net finance receivables	11.2%	12.4%
Provision for credit losses	$212,200	$220,034
Percentage of average net finance receivables	11.9%	12.9%
Percentage of total revenue	36.1%	39.9%
General and administrative expenses	$247,698	$243,119
Percentage of average net finance receivables	13.8%	14.2%
Percentage of total revenue	42.1%	44.1%

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and the funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

	4Q 24
Debt	$1,478,336
Total stockholders' equity	357,078
Less: Intangible assets	24,524
Tangible equity (non-GAAP)	$332,554
Funded debt-to-equity ratio	4.1	x
Funded debt-to-tangible equity ratio (non-GAAP)	4.4	x